COTY INC. OFFERS TO BUY BOURJOIS COSMETICS BRAND FROM CHANEL TO STRENGTHEN ITS GLOBAL LEADERSHIP POSITION IN COLOR COSMETICS

CHANEL would become an important shareholder of COTY upon successful completion of the transaction

NEW YORK and PARIS, October 7, 2014 —Coty Inc. (NYSE: COTY) and CHANEL today announced that Coty has submitted a binding offer to acquire the Bourjois cosmetics brand from CHANEL for 15 million Class A Coty shares. CHANEL has agreed to enter into exclusive negotiations.

Bourjois’ portfolio of color cosmetic products are sold through approximately 23,000 points of sale in more than 50 countries around the world, enjoying leading positions in some of the most attractive markets for color cosmetics, such as Western Europe, the Middle East and Asia. Bourjois was founded in 1863, by French actor Joseph-Albert Ponsin, who developed a line of color cosmetics for his fellow actors.

“We are looking forward to having the Bourjois brand as part of our portfolio of leading beauty products, as well as welcoming CHANEL as a Coty shareholder,” said Bart Becht, Chairman and Interim CEO of Coty Inc.  “Bourjois’ brands are highly complementary to Coty’s existing color cosmetics portfolio. Additionally, the company’s strong heritage, quality image and leadership positions in a number of Western European countries where Coty is seeking to bolster its presence, provide a great opportunity for Coty to further strengthen its leadership position in the large and growing color cosmetics category.”

“We are excited about the potential opportunities that joining with Coty could present for Bourjois,” said Michael Rena, CHANEL’S Representative.  “Coty and Bourjois share a passion for color cosmetics and together they would have strong potential to further advance their leadership in this attractive global category. We intend to examine the offer in more detail and enter constructive talks with Coty.”

The proposal is subject to customary closing conditions, including regulatory clearances. The relevant employee representative bodies will be consulted prior to entering into a definitive agreement.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements. These forward -looking statements reflect Coty’s current views with respect to the offer to acquire Bourjois and the benefits of such a transaction, including its effect on Coty’s position in color cosmetics. These forward-looking statements are generally identified by words or phrases, such as “looking forward,“ “welcoming,“ “seeking,“ “opportunity,“ “potential,” “could,” “intend,” “will,” “would” and similar words or phrases. Actual results may differ materially from the results predicted due to risks and uncertainties including whether the transaction will be completed on the terms or timeline expected or at all, inaccuracies in our assumptions in evaluating the transaction, difficulties in integrating the Bourjois cosmetics brand into Coty and other difficulties in achieving the expected benefits of the transaction. More information about potential risks and uncertainties that could affect Coty’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and other periodic reports Coty has filed and may file with the Securities and Exchange Commission from time to time. Coty assumes no responsibility to update forward-looking statements made herein or otherwise.

About COTY Inc.
Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such global brands as Adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

About Bourjois
Beauty with French accent since 1863! This is the motto of Bourjois, a French company that operates in more than 50 countries. The brand has been distributing for more than 150 years, original, creative, and whimsical products, which make the famous Parisian chic accessible to all women in the world.

COTY INC.:
Catherine Walsh
Chief Communications Officer
Catherine_Walsh@cotyinc.com

CHANEL
Kathrin Schurrer
Kathrin.schurrer@chanel-corp.com